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Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-223199

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated February 23, 2018)

17,500,000 shares

SIMON PROPERTY GROUP, INC.

Common stock

        We are offering 17,500,000 shares of our common stock to be sold pursuant to this prospectus supplement and the accompanying prospectus. Shares of our common stock trade on the New York Stock Exchange, or NYSE, under the symbol "SPG". On November 17, 2020, the last sale price of shares of our common stock as reported on the NYSE was $78.96 per share.

        We have elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ended December 31, 1973. To assist us in complying with certain federal income tax requirements applicable to REITs, our charter contains certain restrictions relating to the ownership and transfer of our capital stock, including an ownership limit of 8%, or 18% in the case of members of the Simon family and related persons, of our outstanding common stock. See "Restrictions on Ownership and Transfer" in the accompanying prospectus for a detailed description of the ownership and transfer restrictions applicable to our common stock.

        Investing in shares of our common stock involves risks that are described in the "Risk Factors" section beginning on page S-5 of this prospectus supplement and under the caption "Item 1A. Risk Factors" beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by the risks described under the caption "Item 1A. Risk Factors" beginning on page 52 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are incorporated by reference herein.

	Per share	Total

Public offering price	$	$

Underwriting discount(1)	$	$

Proceeds, before expenses, to us	$	$

(1)
We have also agreed to pay a structuring fee to BofA Securities, Inc. See "Underwriting".

        We have granted the underwriters an option to purchase up to an additional 2,625,000 shares of common stock from us at the public offering price less the underwriting discount for 30 days after the date of this prospectus supplement to cover over-allotments. If this option is exercised in full, it would result in approximately $             million of additional proceeds, before expenses, to us.

        The underwriters expect to deliver the shares to purchasers on or about                        , 2020 through the book-entry facilities of The Depository Trust Company.

        Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

BofA Securities	Citigroup

Prospectus Supplement dated November     , 2020.

Prospectus supplement

Prospectus

        You should rely only on the information contained in or incorporated, or deemed to be incorporated, by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus we have authorized for use in connection with this offering in making a decision about whether to invest in shares of our common stock. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents incorporated, or deemed to be incorporated, by reference herein or therein is accurate only as of their respective dates or as of the date or dates that are specified in such documents. Our business, financial condition, liquidity, results of operations, funds from operations and prospects may have changed since those dates.

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

        To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference, the information in this prospectus supplement will supersede such information. In addition, any statement in a filing we make with the Securities and Exchange Commission, or the SEC, that is incorporated, or deemed to be incorporated, by reference herein and adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

        This prospectus supplement does not contain all of the information that is important to you. You should read the accompanying prospectus as well as the documents incorporated, and deemed to be incorporated, by reference in this prospectus supplement and the accompanying prospectus. See "Incorporation of Information We File with the SEC" in the accompanying prospectus.

S-ii

SUMMARY

        This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering and may not contain all of the information that is important to you. You should read this prospectus supplement and the accompanying prospectus, including information incorporated, and deemed to be incorporated, by reference, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety. Investors should carefully consider the information set forth under "Risk Factors" beginning on page S-5 of this prospectus supplement and under the caption "Item 1A. Risk Factors" beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by the risks described under the caption "Item 1A. Risk Factors" beginning on page 52 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. In this prospectus supplement, unless the context otherwise requires, "we", "us" and "our" refer to Simon Property Group, Inc. and its subsidiaries. "Simon Property" refers specifically to Simon Property Group, Inc. only and the "Operating Partnership" refers specifically to our majority-owned subsidiary, Simon Property Group, L.P.

 Simon Property Group, Inc.

        Simon Property Group, Inc. owns, develops and manages premier shopping, dining, entertainment and mixed-use destinations, which consist primarily of Simon® malls, Premium Outlets®, and The Mills®. We have elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes. We own our properties and conduct our business activities through our majority-owned operating partnership subsidiary, Simon Property Group, L.P., or the Operating Partnership.

        As of September 30, 2020, we owned or held an interest in 204 income-producing properties in the United States, which consisted of 99 malls, 69 Premium Outlets, 14 Mills, four lifestyle centers, and 18 other retail properties in 37 states and Puerto Rico. In addition, we have redevelopment and expansion projects, including the addition of anchors, big box tenants, and restaurants, underway at properties in the United States, Canada, Asia, and Europe. Internationally, as of September 30, 2020, we had ownership interests in 31 Premium Outlets and Designer Outlet properties primarily located in Asia, Europe, and Canada. We also have one international outlet under development. As of September 30, 2020, we also owned a 22.4% equity stake in Klépierre SA, a publicly traded, Paris-based real estate company, which owns, or has an interest in, shopping centers located in 15 countries in Europe.

        Our predecessor was organized as a Massachusetts business trust in 1971 and reorganized as a Delaware corporation on March 10, 1998. Our principal executive offices are located at 225 West Washington Street, Indianapolis, Indiana 46204. Our telephone number is (317) 636-1600. Our Internet website address is www.simon.com. However, the information in our website is not incorporated or deemed to be incorporated by reference in, or otherwise a part of, this prospectus supplement or the accompanying prospectus. If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in the accompanying prospectus.

Recent Developments

Collections Activity

        All of our U.S. retail properties are currently open. During the third quarter, seven retail properties in California were temporarily closed on July 15, 2020 due to a restrictive governmental order. Six of the properties reopened August 31, 2020 and the seventh reopened on October 7, 2020 after the easing of governmental restrictions in Los Angeles.

        As of November 6, 2020, we collected from our U.S. retail portfolio 72% of our net billed rents (as calculated below) for the second quarter. Further, we realized higher net billed rent collections for the third quarter, with a collection rate of 85% as of November 6, 2020.

	Three Months Ended
(dollars in millions)(1)	June 30, 2020	September 30, 2020
U.S. portfolio gross contractual rents(2)	$1,625	$1,591
Rent write-offs related to tenants in bankruptcy	(64)	(15)

Net contractual rents	1,561	1,576
Deferrals agreed	(303)	(35)
Abatements granted(3)	(204)	(65)

Net billed rents	$1,054	$1,476

Collected rents	$763	$1,250
Collected rents as percent of net billed rents	72%	85%
Collected rents as percent of net billed rents, including deferrals agreed	78%	85%

(1)
All amounts are presented on a gross basis, not at our share, and relate to the contractual rents in the stated periods.

(2)
U.S. portfolio gross contractual rents do not include any prior period deferrals or sales-based rents.

(3)
Abatements reduced lease income in the period they were granted or agreed.

        Due to the uncertainty as to the duration and severity of the COVID-19 pandemic, our rent collections for the second and third quarter may not be indicative of our future rent collections, which may exhibit significant variability. With respect to those tenants from whom we have not received payment, we have been engaged in discussions with substantially all of them. We have agreed to deferral or abatement arrangements with a number of our tenants, and we expect to receive the vast majority of deferred rent over the course of the remainder of 2020 and 2021. Discussions with our tenants are ongoing and may result in further rent deferrals, lease restructures, abatements and/or lease terminations, as we deem appropriate on a case-by-case basis based on each tenant's unique financial and operating situation. See the risks described under the caption "Item 1A. Risk Factors" beginning on page 52 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Taubman Acquisition

        On November 15, 2020, we announced that we entered into an Amended and Restated Agreement and Plan of Merger dated the date thereof (the "Amended Merger Agreement"), pursuant to which we would acquire, subject to the terms and conditions of the Amended Merger Agreement, an 80% interest in The Taubman Realty Group Limited Partnership, a Delaware limited partnership ("TRG"), the operating partnership through which Taubman Centers, Inc. ("TCO" and, together with TRG, the "Taubman Entities") conducts its operations, for $43.00 per share of TCO common stock in cash and each partnership unit of TRG will be converted into the right to receive 0.5703 limited partnership units in our Operating Partnership or cash, and the Taubman family will sell approximately one-third of its ownership interest in TRG at the transaction price and remain a 20% partner in TRG (the "Taubman Acquisition"). The Taubman Acquisition is subject to certain closing conditions, including TCO stockholder approval, but is not subject to a no material adverse effect condition. As of September 30, 2020, TCO reported its 24 urban and suburban shopping centers, with approximately

25 million square feet of gross leasable area, generated annualized base rent per square foot of $60.52, sales per square foot of $790 and an occupancy rate of approximately 88.5%.

        Our leverage ratio (based on our share of net debt to total net operating income) will modestly increase and our debt service coverage ratio (based on our combined earnings before interest, taxes, depreciation and amortization to combined debt service obligations (as defined in our credit and term loan facilities described elsewhere in this prospectus supplement)) will modestly decrease on a pro forma basis upon consummation of the Taubman Acquisition. Both of these ratio changes will be less than had been anticipated at the time the original agreement was entered into as a result of the reduction in purchase price reflected in the Amended Merger Agreement and the partial funding of the transaction from the net proceeds of this offering.

        For further information regarding the Taubman Acquisition, please read our Current Report on Form 8-K filed with the SEC on November 16, 2020 and incorporated by reference into this prospectus supplement and the accompanying prospectus.

 THE OFFERING

        The offering terms are summarized below solely for convenience. For a more complete description of the terms of our common stock, see the section entitled "Description of Securities Being Offered" in the accompanying prospectus.

Issuer	Simon Property Group, Inc., a Delaware corporation.
Shares of Our Common Stock Offered by Us	17,500,000 shares of our common stock (or 20,125,000 shares of our common stock if the underwriters' option to purchase additional shares is exercised in full).
Shares of Our Common Stock to Be Outstanding upon Completion of this Offering	323,490,363 shares of our common stock (or 326,115,363 shares of our common stock if the underwriters' option to purchase additional shares is exercised in full).(1)
NYSE Symbol	"SPG"
Use of Proceeds

We expect to receive net proceeds of approximately $             million (or $             million if the underwriters' option to purchase additional shares is exercised in full) (in each case after deducting fees and estimated expenses related to this offering). We intend to contribute the net proceeds from this offering to the Operating Partnership, which intends to use such proceeds to fund the Taubman Acquisition in part and for other general business purposes, which may include, without limitation, repaying or repurchasing indebtedness, working capital and capital expenditures. See "Use of Proceeds" and "Risk Factors".

Certain of the underwriters and/or affiliates of certain of the underwriters in this offering are lenders and, in certain cases, agents under the Operating Partnership's $4.0 billion senior unsecured revolving credit facility and may be holders of its outstanding U.S. dollar denominated commercial paper notes. To the extent that the Operating Partnership uses a portion of the net proceeds we receive from this offering to repay borrowings outstanding under its $4.0 billion senior unsecured revolving credit facility or commercial paper notes, such underwriters and/or affiliates of the applicable underwriters will receive their proportionate share of any amount that is repaid with the net proceeds we receive from this offering.

Risk Factors

Investing in shares of our common stock involves risks. You should carefully consider the information set forth under "Risk Factors" beginning on page S-5 of this prospectus supplement and under the caption "Item 1A. Risk Factors" beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by the risks described under the caption "Item 1A. Risk Factors" beginning on page 52 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

(1)
Based on 305,990,363 shares of common stock outstanding as of November 13, 2020. This number includes 236,611 shares of restricted stock granted to certain of our executive officers and other employees, but excludes (a) a maximum of 7,733,316 shares available for future issuance under the Operating Partnership's 2019 Stock Incentive Plan, (b) a total of 43,111,609 shares of our common stock that may be issued upon exchange of units of the Operating Partnership not held by the Company, (c) a total of 3,308,188 shares of our common stock that may be issued upon exchange of vested LTIP units and (d) 8,000 shares of Class B common stock outstanding, which upon the occurrence of certain events convert automatically into shares of our common stock (on a one-for-one basis).

RISK FACTORS

        Investing in shares of our common stock involves risks. Before making a decision to purchase any shares of our common stock offered pursuant to this prospectus supplement and the accompanying prospectus, you should carefully consider the information contained and incorporated, or deemed to be incorporated, by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may prepare in connection with this offering, including, without limitation, the risks of an investment in shares of our common stock under the caption "Item 1A. Risk Factors" beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by the risks described under the caption "Item 1A. Risk Factors" beginning on page 52 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, results of operations, funds from operations and prospects and might cause you to lose all or a part of your investment in shares of our common stock. Please also refer to the section entitled "Forward-Looking Statements" included in the accompanying prospectus.

Risks related to this offering

The market price and trading volume of shares of our common stock may fluctuate or decline.

        The market price and trading volume of our common stock may decline or fluctuate widely due to various factors, including:

  •
  the continuing uncertainty of the impact of the COVID-19 pandemic on businesses, consumers and the economy;

  •
  actual or anticipated variations in our or our competitors' quarterly operating results or distributions;

  •
  publication of research reports about us, our competitors, our tenants, the retail industry or the real estate industry;

  •
  adverse market reaction to any additional indebtedness we incur or debt or equity securities we or the Operating Partnership issue in the future;

  •
  additions or departures of key management personnel;

  •
  the terms and success of any acquisitions we may make, such as the pending Taubman Acquisition (as defined herein);

  •
  changes in our credit ratings or outlook;

  •
  the financial condition, liquidity, performance and prospects of our tenants; and

  •
  the realization of any of the other risks presented in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as updated in our subsequent filings with the SEC under the Securities Exchange Act of 1934 prior to the completion of this offering.

        We may issue shares of our common stock or other securities without stockholder approval, including shares issued to satisfy REIT dividend distribution requirements. The Operating Partnership may issue partnership interests to third parties, and such partnership interests would be exchangeable for cash or, at our election, shares of our common stock at specified ratios set when partnership interests in the Operating Partnership are issued. Our existing stockholders have no preemptive rights to acquire any of these securities, and any issuance of equity securities by us or the Operating Partnership may dilute stockholder investment.

There can be no assurance that we will be able to maintain cash distributions at the current level, and certain agreements relating to our financing may, under certain circumstances, limit or eliminate our ability to make distributions to our common stockholders.

        Our ability to continue to make distributions in the future may be adversely affected by the risk factors described in and incorporated by reference into this prospectus supplement and the accompanying prospectus. We can give no assurance that we will be able to maintain cash distributions to our common stockholders at the current level and certain agreements relating to our indebtedness may, under certain circumstances, limit or eliminate our ability to make distributions to our common stockholders. In addition, all distributions are made at the discretion of our board of directors and depend on our results of operations, funds from operations, liquidity, financial condition and prospects, maintaining our REIT status, debt service requirements, capital expenditure needs, contractual limitations relating to our indebtedness, Delaware law and other factors our board of directors deems relevant from time to time.

The capital markets are currently in a period of disruption and economic uncertainty. Broad market fluctuations could negatively impact the market price of shares of our common stock.

        The U.S. capital markets have experienced extreme volatility and disruption following the global outbreak of COVID-19 that began in December 2019, as evidenced by the volatility in global stock markets as a result of, among other things, uncertainty surrounding the COVID-19 pandemic. The stock market has experienced extreme price and volume fluctuations that have affected the market price of the common equity of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations, including those relating to the COVID-19 pandemic, could reduce the market price of shares of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations. Either of these factors could lead to a material decline in the market price of our common stock.

Future additional offerings of debt, which would be senior to shares of our common stock upon liquidation, and/or preferred equity securities that may be senior to shares of our common stock for purposes of distributions or upon liquidation, may materially and adversely affect the market price of shares of our common stock.

        In the future, we may attempt to increase our capital resources by making offerings of debt securities (or causing the Operating Partnership to issue additional debt securities) or preferred equity securities. Upon liquidation, holders of our debt securities and preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to our common stockholders. Additionally, any additional convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Our common stockholders are not entitled to preemptive rights or other protections against dilution. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or impact of our future issuances. Our common stockholders bear the risk of our future offerings reducing the per share market price of our common stock.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders.

        We may issue equity in the future in connection with acquisitions or strategic transactions, to adjust our ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of our operations or for other purposes. We may issue shares of our common stock at prices or for consideration that is greater than or less than the price at which our common stock is offered and sold by the underwriters in this offering. To the extent we issue additional equity securities, your percentage ownership of our common stock would be reduced.

Certain of the underwriters and/or affiliates of certain of the underwriters may receive benefits in connection with this offering.

        The underwriters and/or affiliates of certain of the underwriters in this offering are lenders and, in certain cases, agents under the Operating Partnership's $4.0 billion senior unsecured revolving credit facility and may be holders of its outstanding U.S. dollar denominated commercial paper notes. As described above, the Operating Partnership intends to use the net proceeds from this offering to fund in part the Taubman Acquisition and for other general business purposes, which may include, without limitation, repaying or repurchasing indebtedness, working capital and capital expenditures. To the extent that the Operating Partnership uses a portion of the net proceeds we receive from this offering to repay borrowings outstanding under its $4.0 billion senior unsecured revolving credit facility or commercial paper notes, such underwriters and/or affiliates of the applicable underwriters will receive their proportionate share of any amount that is repaid with the net proceeds we receive from this offering. This use of proceeds creates a conflict of interest because such underwriters may have an interest in the successful completion of this offering beyond the underwriting discount they will receive. These interests may influence the decision regarding the terms and circumstances under which the offering is completed.

 USE OF PROCEEDS

        We expect to receive net proceeds of approximately $             million (or $             million if the underwriters' option to purchase additional shares is exercised in full) (in each case after deducting fees and estimated expenses related to this offering).

        We intend to contribute the net proceeds from this offering to the Operating Partnership, which intends to use such proceeds to fund in part the Taubman Acquisition and for other general business purposes, which may include, without limitation, repaying or repurchasing indebtedness, working capital and capital expenditures. The remaining cash consideration for the Taubman Acquisition will be funded with cash on hand and availability under the Operating Partnership's revolving credit and/or term loan facilities described below.

        As of September 30, 2020, the Operating Partnership had approximately $625.0 million of indebtedness outstanding under its $4.0 billion senior unsecured revolving credit facility, which matures on June 30, 2024 (which may be extended for two additional six-month periods to June 30, 2025 at our sole option, subject to our continued compliance with the terms thereof). Borrowings under the $4.0 billion senior unsecured revolving credit facility accrued interest at a base rate of LIBOR plus 70 basis points as of September 30, 2020.

        As of September 30, 2020, the Operating Partnership had approximately $622.7 million of indebtedness outstanding under its global unsecured commercial paper note program, all of which was comprised of U.S. dollar denominated commercial paper notes with a weighted average interest rate of 0.19% and a weighted average maturity date of November 21, 2020. Proceeds from borrowings under its $4.0 billion senior unsecured revolving credit facility and its global unsecured commercial paper note program were used for general business purposes.

        As of September 30, 2020, the Operating Partnership had no indebtedness outstanding under its $3.5 billion supplemental senior unsecured revolving credit facility or $2.0 billion senior unsecured delayed-draw term loan facility.

        Any borrowings under the Operating Partnership's $4.0 billion senior unsecured revolving credit facility or global unsecured commercial paper note program that are repaid with net proceeds from this offering may be reborrowed, subject to customary conditions. As of September 30, 2020, our debt as a percentage of total assets was 47%, our secured debt as a percentage of total assets was 20%, our annualized earnings before interest, taxes, depreciation and amortization to annualized interest expense ratio was 4.5x and our unencumbered assets as a percentage of unsecured debt was 234% (in each case, reflecting our share and as defined in the indentures governing our senior unsecured notes). The weighted average years to maturity of our share of total debt (reflecting our share of consolidated debt and joint venture debt) was 7.1 years and 6.7 years as of September 30, 2020 and December 31, 2019, respectively.

        Certain of the underwriters and/or affiliates of certain of the underwriters in this offering are lenders and, in certain cases, agents under the Operating Partnership's $4.0 billion senior unsecured revolving credit facility and may be holders of its outstanding U.S. dollar denominated commercial paper notes. To the extent that the Operating Partnership uses a portion of the net proceeds we receive from this offering to repay borrowings outstanding under its $4.0 billion senior unsecured revolving credit facility or commercial paper notes, such underwriters and/or affiliates of the applicable underwriters will receive their proportionate share of any amount that is repaid with the net proceeds we receive from this offering.

 SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        For a discussion of certain material United States federal income tax considerations regarding us and an investment in the shares of our common stock offered hereby, please see Exhibit 99.1 to the Company's and the Operating Partnership's Current Report on Form 8-K filed with the SEC on November 18, 2020 (the "November 2020 Form 8-K"). The November 2020 Form 8-K (including Exhibit 99.1 thereto) is incorporated by reference in this prospectus supplement and the accompanying prospectus and supersedes and replaces, in its entirety, the discussion under the heading "U.S. Federal Income Tax Considerations" in the accompanying prospectus and the related registration statement on Form S-3 (File Nos. 333-223199 and 333-223199-01) filed by the Company and the Operating Partnership with the SEC on February 23, 2018. The November 2020 Form 8-K may be obtained as described under "Where You Can Find More Information" in the accompanying prospectus. Prospective investors in the shares of our common stock offered hereby should consult their tax advisors regarding the U.S. federal income and other tax considerations to them of the purchase, ownership and disposition of the shares of our common stock offered by this prospectus supplement and the accompanying prospectus. Prospective investors should also carefully review the discussion appearing in Exhibit 99.1 to the November 2020 Form 8-K, as well as the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to purchase any of the shares of our common stock offered by this prospectus supplement and the accompanying prospectus.

UNDERWRITING

        BofA Securities, Inc. and Citigroup Global Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the Operating Partnership and the underwriters, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of our common stock set forth opposite such underwriter's name below.

Underwriter	Number of shares
BofA Securities, Inc.
Citigroup Global Markets Inc.

Total	17,500,000

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of our common stock sold under the underwriting agreement (other than those shares of our common stock covered by the underwriters' option to purchase additional shares of our common stock described below) if any of these shares of our common stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make in respect of those liabilities.

        The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued and sold to and accepted by them, subject to approval of legal matters by their counsel, including the validity of shares of our common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

        The representatives have advised us that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $            per share. After the initial offering, the public offering price, concession and any other term of this offering may be changed. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

        The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise of the underwriters' option to purchase additional shares of our common stock.

	No exercise	Full Exercise
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

        The expenses of this offering, not including the underwriting discount, are estimated at approximately $            and are payable by us. We have also agreed to pay a structuring fee to BofA Securities, Inc. in an amount equal to 0.25% of the gross proceeds of this offering (before deducting the underwriting discount and expenses) for certain structuring services provided in connection with this offering.

Option to purchase additional shares

        We have granted an option to the underwriters to purchase up to 2,625,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus supplement less the underwriting discount to cover over-allotments. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter's initial amount reflected in the above table.

No sales of similar securities

        We and our directors and executive officers have agreed not to dispose of or hedge any shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock for 45 days after the date of this prospectus supplement without first obtaining the written consent of the representatives of the underwriters in this offering, subject to certain exceptions. Specifically, we and these other persons have agreed, with certain limited exceptions, not to, directly or indirectly,

  •
  offer, pledge, sell or contract to sell any shares of our common stock;

  •
  sell any option or contract to purchase any shares of our common stock;

  •
  purchase any option or contract to sell any shares of our common stock;

  •
  grant any option, right or warrant to purchase any shares of our common stock;

  •
  lend or otherwise transfer or dispose of any shares of our common stock;

  •
  publicly disclose the intention to do any of the foregoing; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of our common stock whether any such swap or other agreement is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise.

        These lock-up provisions apply to shares of our common stock and to securities convertible into or exercisable or exchangeable for shares of our common stock.

New York Stock Exchange listing

        Shares of our common stock are listed on the NYSE under the symbol "SPG".

Price stabilization, short positions and penalty bids

        Until the distribution of shares of our common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the representatives may engage in transactions that stabilize the price of shares of our common stock, such as bids or purchases to peg, fix or maintain that price.

        In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of our common stock described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares of our common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares of our common stock through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of our common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of shares of our common stock or preventing or retarding a decline in the market price of shares of our common stock. As a result, the market price of shares of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of shares of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Other Relationships

        Certain of the underwriters and/or affiliates of certain of the underwriters in this offering are lenders (or hold commitments) and, in certain cases, agents, under the Operating Partnership's $4.0 billion senior unsecured revolving credit facility, its $2.0 billion senior unsecured delayed-draw term loan facility and its $3.5 billion supplemental senior unsecured revolving credit facility and may be holders of its outstanding U.S. dollar denominated commercial paper notes.

        As described in "Use of Proceeds," the Operating Partnership intends to use the net proceeds from this offering to fund in part the Taubman Acquisition and for other general business purposes, which may include, without limitation, repaying or repurchasing indebtedness, working capital and capital expenditures. To the extent that the Operating Partnership uses a portion of the net proceeds we receive from this offering to repay borrowings outstanding under its $4.0 billion senior unsecured revolving credit facility or commercial paper notes, such underwriters and/or affiliates of the applicable underwriters will receive their proportionate share of any amount that is repaid with the net proceeds we receive from this offering.

        In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        Further, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The shares of our common stock offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any shares of our common stock offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Cth) of Australia, or the Corporations Act, and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of shares of our common stock may only be made to persons, or Exempt Investors, who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer shares of our common stock without disclosure to investors under Chapter 6D of the Corporations Act.

        Shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of twelve months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of our common stock must observe such Australian on-sale restrictions.

        This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. This prospectus supplement and the accompanying prospectus do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Canada

        Shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. This prospectus supplement and the accompanying prospectus must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and therein and has no responsibility for this prospectus supplement and the accompanying prospectus. Shares of our common stock to which this prospectus supplement and the accompanying prospectus relate may be illiquid or subject to restrictions on their resale. Prospective purchasers of shares of our common stock offered should conduct their own due diligence on shares of our common stock. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

        Shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (1) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the "SFO") and any rules made under the SFO; or (2) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the "C(WUMP)O") or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No advertisement, invitation or document relating to shares of our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made under the SFO.

Notice to Prospective Investors in Singapore

        This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, by the Monetary Authority of Singapore, or the MAS, and the offer of shares of our common stock in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (1) to an institutional investor as defined in Section 4A of the SFA, or an Institutional Investor, pursuant to Section 274 of the SFA, (2) to an accredited investor as defined in Section 4A of the SFA, or an Accredited Investor, or other relevant person as defined in Section 275(2) of the SFA, or a Relevant Person, and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (3) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

        It is a condition of the offer that where shares of our common stock are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

          (a)   a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

          (b)   a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, the securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired shares of our common stock except:

          (1)   to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

          (2)   where no consideration is or will be given for the transfer;

          (3)   where the transfer is by operation of law;

          (4)   as specified in Section 276(7) of the SFA; or

          (5)   as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares of our common stock are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and "Excluded Investment Products" (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in the European Economic Area and the United Kingdom

        In relation to each member state of the European Economic Area and the United Kingdom (each, a "Relevant State"), no offer of shares of our common stock which are the subject of the offering has been, or will be made to the public in that Relevant State, other than under the following exemptions under the Prospectus Regulation (as defined below):

          (1)   to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

          (2)   to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

          (3)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of our common stock referred to in (a) to (c) above shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

        For the purposes of this provision, the expression an "offer of shares of our common stock . . . to the public" in relation to any offer of shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of our common stock. The expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

        Each person located in a Relevant State to whom any offer of shares of our common stock is made or who receives any communication in respect of any offer of shares of our common stock, or who initially acquires any shares of our common stock will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and us that (1) it is a "qualified investor" within the meaning provided in Article 2(e) of the Prospectus Regulation; and (2) in the case of any shares of our common stock acquired by it as a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, the shares of our common stock acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant State other than qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where shares of our common stock have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those shares of our common stock to it is not treated under the Prospectus Regulation as having been made to such persons.

        We, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this prospectus supplement (and the accompanying prospectus and any applicable free writing prospectus) is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are "qualified investors" (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended ("FSMA")) in connection with the issue or sale of any shares of our common stock may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "Relevant Persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not Relevant Persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, Relevant Persons.

        Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

LEGAL MATTERS

        Certain legal matters, including certain tax matters, will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Sidley Austin LLP, New York, New York will act as counsel to the underwriters.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of Simon Property Group, Inc., included in its Annual Report (on Form 10-K) for the year ended December 31, 2019, and the effectiveness of Simon Property Group, Inc.'s internal control over financial reporting as of December 31, 2019, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

SIMON PROPERTY GROUP, INC.

Common Stock
Preferred Stock
Warrants
Depositary Shares

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under a "shelf" registration or continuous offering process. We may sell any combination of the securities described in this prospectus in one or more offerings. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus and other offering material.

        This prospectus may also be used to offer shares of common stock to be issued to limited partners of Simon Property Group, L.P. in exchange for units of partnership interests or to cover the resale of securities by one or more selling security holders.

        We or any selling security holder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part, in a supplement to this prospectus or in other offering material related to the securities or may be set forth in one or more documents incorporated by reference in this prospectus.

        Our common stock is traded on the New York Stock Exchange under the symbol "SPG."

        You should read carefully both this prospectus and any prospectus supplement or other offering material before you make a decision to invest. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2018.

i

ABOUT THIS PROSPECTUS

        This prospectus provides you with a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any other offering material may also add to, update or change information contained in the prospectus or in documents we have incorporated by reference into this prospectus and, accordingly, to the extent inconsistent, information in or incorporated by reference in this prospectus is superseded by the information in the prospectus supplement and any other offering material related to such securities.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

        We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on us and the securities being offered, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

WHO WE ARE

        Simon Property Group, Inc. owns, develops and manages premier shopping, dining, entertainment and mixed-use destinations, which consist primarily of Simon® malls, Premium Outlets®, and The Mills®. We have elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes. We own our properties and conduct our business activities through our majority-owned operating partnership subsidiary, Simon Property Group, L.P., or the Operating Partnership.

        As of December 31, 2017, we owned or held an interest in 207 income-producing properties in the United States, which consisted of 107 malls, 68 Premium Outlets, 14 Mills, four lifestyle centers, and 14 other retail properties in 37 states and Puerto Rico. In addition, we have redevelopment and expansion projects, including the addition of anchors, big box tenants, and restaurants, underway at 25 properties in the United States, Canada and Asia. We have one outlet under development in the United States. Internationally, as of December 31, 2017, we had ownership interests in nine Premium Outlets in Japan, four Premium Outlets in South Korea, two Premium Outlets in Canada, two Premium Outlets in Malaysia and one Premium Outlet in Mexico. We also own an interest in eight Designer Outlet properties in Europe, of which six properties are consolidated, and one Designer Outlet property in Canada. Of the eight properties in Europe, two are located in Italy, two are located in the Netherlands and one each is located in Austria, France, Germany and the United Kingdom. We also have three international outlet properties under development. As of December 31, 2017, we also owned a 21.0% equity stake in Klépierre SA, a publicly traded, Paris-based real estate company, which owns, or has an interest in, shopping centers located in 16 countries in Europe.

        Our predecessor was organized as a Massachusetts business trust in 1971 and reorganized as a Delaware corporation on March 10, 1998. Our principal executive offices are located at 225 West Washington Street, Indianapolis, Indiana 46204. Our telephone number is (317) 636-1600. Our Internet website address is www.simon.com. The information in our website is not incorporated by reference into this prospectus.

        If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

        In this prospectus, unless the context otherwise requires, "we," "us" and "our" refer to Simon Property Group, Inc. and its subsidiaries. "Simon Property" refers specifically to Simon Property Group, Inc. only and the "Operating Partnership" refers specifically to our majority-owned subsidiary, Simon Property Group, L.P.

 USE OF PROCEEDS

        We expect to use the net proceeds from the sale of the securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific offering. Our general corporate purposes may include repaying debt, financing capital commitments and financing future acquisitions. If we decide to use the net proceeds from an offering in some other way, we will describe the use of the net proceeds in the prospectus supplement for that offering.

        If a prospectus supplement includes an offering of securities by selling security holders, we will not receive any proceeds from such sales.

 DESCRIPTION OF SECURITIES BEING OFFERED

Authorized Stock

        We have the authority to issue 850,000,000 shares of capital stock, par value $0.0001 per share, consisting of the following:

  •
  511,990,000 shares of common stock,

  •
  10,000 shares of Class B common stock,

  •
  100,000,000 shares of preferred stock, and

  •
  238,000,000 shares of excess common stock, or Excess Stock.

Description of Common Stock and Class B Common Stock

        Terms of Common Stock.    As of January 31, 2018, there were 320,328,774 shares of common stock outstanding, which excludes the outstanding shares of Class B common stock described below and the shares of common stock held in treasury. The holders of shares of common stock:

  •
  are entitled to one vote per share on all matters to be voted on by stockholders, other than the election of four directors who are elected exclusively by holders of Class B common stock;

  •
  are not entitled to cumulative voting for the election of directors;

  •
  are entitled to receive dividends as may be declared from time to time by the board of directors, in its discretion, from legally available assets, subject to preferential rights of holders of preferred stock;

  •
  are not entitled to preemptive, subscription or conversion rights; and

  •
  are not subject to further calls or assessments.

        The shares of common stock currently outstanding are, and the shares to be sold from time to time in one offering or a series of offerings pursuant to this prospectus will be, validly issued, fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the common stock.

        Terms of Class B Common Stock.    As of January 31, 2018, we had 8,000 shares of Class B common stock outstanding. Holders of Class B common stock:

  •
  are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, other than the election of four directors who are elected exclusively by the holders of Class B common stock;

  •
  are not entitled to cumulative voting for the election of directors; and

  •
  are entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds, subject to preferential rights of holders of preferred stock.

        If we are liquidated, each outstanding share of common stock and Class B common stock, including shares of Excess Stock, if any, will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities, subject to the right of the holders of preferred stock, including any excess preferred stock into which shares of such series has been converted, to receive preferential distributions.

        All outstanding shares of Class B common stock are subject to a voting trust of which Herbert and David Simon are the voting trustees. The holders of Class B common stock are entitled to elect four of our directors. However, the number of Class B directors would decrease if the Simon family's aggregate ownership interest in us, including common stock, Class B common stock and units of limited partnership interest of the Operating Partnership considered on an as-converted basis, decreases to less than 50% of their aggregate ownership interest as of August 9, 1996.

        Shares of Class B common stock may be converted at the holder's option into an equal number of shares of common stock. Shares of Class B common stock also convert automatically into an equal number of shares of common stock upon the sale or transfer thereof to a person not affiliated with the Simon family or if the Simon family's aggregate ownership interest declines to specified levels.

        Holders of shares of common stock and Class B common stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any of our securities.

        Subject to any separate rights of holders of preferred stock or as described below, any vacancies on the board of directors resulting from death, disability, resignation, retirement, disqualification, removal from office, or other cause of a director shall be filled by a vote of the stockholders or a majority of the directors then in office provided, however, that any vacancy relating to a director elected by the Class B common stock is to be filled by the holders of the Class B common stock.

        The charter provides that, subject to the right of holders of any class or series separately entitled to elect one or more directors, if any such right has been granted, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

        Transfer Agent.    Computershare Trust Company, N.A. is the transfer agent for our common stock.

Preferred Stock

        Designated Series.    As of January 31, 2018, of the 100,000,000 authorized shares of preferred stock, the only outstanding shares are the 796,948 shares of Series J 8.375% Cumulative Redeemable Preferred Stock.

        Future Series.    This section is only a summary of the preferred stock that we may offer. We urge you to read carefully our charter and the designation we will file in relation to an issue of any particular series of preferred stock before you buy any preferred stock. This section describes the general terms and provisions of the preferred stock we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

        We are authorized to issue up to 100,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors may issue from time to time shares of preferred stock in one or more series and with the relative powers, rights and preferences and for the consideration our board of directors may determine.

        Our board of directors may, without further action of the stockholders, determine and set forth in a designation to the following for each series of preferred stock:

  •
  the serial designation and the number of shares in that series;

  •
  the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;

  •
  any voting powers of the shares;

  •
  whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which the shares may be redeemed;

  •
  the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;

  •
  whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

  •
  whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class of our stock or the stock of another issuer, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

  •
  any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our charter.

        Depending on the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock. The preferred stock, when issued, will be fully paid and non-assessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock will be specified in the applicable prospectus supplement.

Warrants

        General.    This section describes the general terms and provisions of the warrants that we may offer pursuant to this prospectus. The applicable prospectus supplement will describe the specific terms of the warrants then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

        We may issue warrants for the purchase of common stock or preferred stock. Warrants may be issued alone or together with common stock or preferred stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under warrant agreements between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders or beneficial holders of warrants.

        This section summarizes the general terms and provisions of the forms of warrant agreements and warrant certificates. Because this is only a summary, it does not contain all of the details found in the full text of the warrant agreements and the warrant certificates. We urge you to read the applicable form of warrant agreement and the form of warrant certificate that we will file in relation to an issue of any warrants.

        If warrants for the purchase of common stock or preferred stock are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:

  •
  the offering price;

  •
  the total number of shares that can be purchased upon exercise and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

  •
  the designation and terms of the series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of common stock or preferred stock;

  •
  the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

  •
  the number of shares of common stock or preferred stock that can be purchased upon exercise and the price at which the common stock or preferred stock may be purchased upon exercise;

  •
  the date on which the right to exercise the warrants begins and the date on which that right expires;

  •
  U.S. federal income tax consequences; and

  •
  any other terms of the warrants.

        Unless the applicable prospectus supplement provides otherwise, warrants will be in registered form only. Until any warrants to purchase preferred stock or common stock are exercised, holders of the warrants will not have any rights of holders of the underlying preferred stock or common stock, including any right to receive dividends or to exercise any voting rights.

        A holder of warrant certificates may:

  •
  exchange them for new certificates of different denominations;

  •
  present them for registration of transfer; and

  •
  exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

        Exercise of Warrants.    Each holder of a warrant is entitled to purchase the number of shares of common stock or preferred stock at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.

        Unless the applicable prospectus supplement provides otherwise, a holder of warrants may exercise them by following the general procedure outlined below:

  •
  delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

  •
  properly completing and signing the reverse side of the warrant certificate representing the warrants; and

  •
  delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

        If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you preferred stock or common stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

        Amendments and Supplements to Warrant Agreements.    Unless the applicable prospectus supplement provides otherwise, the following describes generally the provisions relating to amending and supplementing the warrant agreements.

        We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We and the warrant agent may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any modification or amendment or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.

        Warrant Adjustments.    The warrant certificate and the applicable prospectus supplement will describe the events requiring adjustment to the warrant exercise price or the number or principal amount of securities issuable upon exercise of the warrant.

Depositary Shares

        General.    We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by the depositary shares will be deposited under a separate deposit agreement between us, the depositary named therein and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each depositary receipt owner will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented thereby.

        Depositary receipts issued pursuant to the applicable deposit agreement will evidence the depositary shares. Immediately following our issuance and delivery of the preferred stock to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Upon request, we will provide you with copies of the applicable form of deposit agreement and depositary receipt.

        Dividends and Other Distributions.    The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders.

        If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto. If the depositary determines that it is not feasible to make such distribution, the depositary may, with our approval, sell the property and distribute the net proceeds from such sale to the holders.

        Withdrawal of Stock.    Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, the holders thereof will be entitled to delivery, to or upon such holders' order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement.

Thereafter, holders of such shares of preferred stock will not be entitled to receive depositary shares for the preferred stock. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to the holder a new depositary receipt evidencing the excess number of depositary shares.

        Redemption of Depositary Shares.    Provided we shall have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the redemption date, whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed. The redemption price per depositary share will be equal to the fraction of the redemption price and any other amounts per share payable with respect to the preferred stock represented by such depositary share. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected as nearly as may be practicable without creating fractional depositary shares, pro rata, or by any other equitable method we determine.

        From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled to receive upon such redemption upon surrender to the depositary of the depositary receipts representing the depositary shares.

        Voting of the Preferred Stock.    Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares that represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder's depositary shares. The depositary will vote the amount of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. If the depositary does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares, it will abstain from voting the amount of preferred stock represented by such depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from the depositary's negligence or willful misconduct.

        Liquidation Preference.    Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

        Conversion of Preferred Stock.    Except with respect to certain conversions in connection with the preservation of our REIT status, the depositary shares are not convertible into our common stock or any other of our securities or property. Nevertheless, if the applicable prospectus supplement so specifies, the holders of the depositary receipts may surrender their depositary receipts to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of common stock, other shares of our preferred stock or other shares of our capital stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion of the depositary shares utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the depositary will issue a new depositary receipt for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

        Amendment and Termination of the Deposit Agreement.    By agreement, we and the depositary at any time can amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to holders of the related preferred stock will be effective only if the existing holders of at least two-thirds of the depositary shares have approved the amendment. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time an amendment becomes effective shall be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby.

        Upon 30 days' prior written notice to the depositary, we may terminate the deposit agreement if (a) such termination is necessary to preserve our status as a REIT or (b) a majority of each series of preferred stock affected by such termination consents to such termination. Upon the termination of the deposit agreement, the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts together with any other property held by the depositary with respect to the depositary receipt. If the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange.

        The deposit agreement will automatically terminate if (a) all outstanding depositary shares shall have been redeemed, (b) there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (c) each share of the related preferred stock shall have been converted into our capital stock not so represented by depositary shares.

        Charges of Depositary.    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay certain other transfer and other taxes and governmental charges. The holders will also pay the fees and expenses of the depositary for any duties, outside of those expressly provided for in the deposit agreement, the holders request to be performed.

        Resignation and Removal of Depositary.    The depositary may resign at any time by delivering to us notice of its election to do so. We may at any time remove the depositary, and any such resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of $50,000,000 or more.

        Miscellaneous.    The depositary will forward to holders of depositary receipts any reports and communications from us which are received by the depositary with respect to the related preferred stock.

        We and the depositary will not be liable if either of us is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performing the duties thereunder in good faith and without negligence or, in the case of any action or inaction in the voting of preferred stock represented by the depositary shares, gross negligence or willful misconduct. If satisfactory indemnity is furnished, we and the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented by depositary receipts for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

        In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on our claims, requests or instructions.

IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS
AND DELAWARE LAW

Partnership Agreement

        The limited partnership agreement of the Operating Partnership, or the partnership agreement, contains voting requirements that limit the possibility that we will be acquired or undergo a change in control, even if some of our stockholders believe that a change would be in our and their best interests. Specifically, the partnership agreement provides that we must have the approval of the holders of a majority of the units of limited partnership interest held by limited partners in order to:

  •
  merge, consolidate or engage in any combination with another person other than a general partner of the Operating Partnership, or

  •
  sell all or substantially all of our assets.

Delaware Law and Certain Charter and By-law Provisions

        Our charter and by-laws and certain provisions of the Delaware General Corporation Law may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. They are also expected to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms.

        Delaware Anti-Takeover Law.    We are a Delaware corporation and are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years after the time at which the person became an interested stockholder unless:

  •
  prior to that time, the board of directors approved either the business combination or transaction in which the stockholder became an interested stockholder; or

  •
  upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation's outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or

  •
  the business combination is approved by both the board of directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock at a meeting and not by written consent, excluding shares owned by the interested stockholder.

        For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." "Interested stockholder" means a person who, together with its affiliates and associates, owns, or under certain circumstances has owned within the prior three years, 15% or more of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, we have not made this election.

        Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals.    Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders. This procedure provides that

  •
  the only persons who will be eligible for election as directors are persons who are nominated by or at the direction of the board of directors, or by a stockholder who (i) has complied with the advance notice procedures by giving timely written notice containing specified information to the Secretary prior to the meeting at which directors are to be elected or (ii) has complied with the proxy access provisions described below under "—Proxy Access", and

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  the only business that may be conducted at an annual meeting is business that has been brought before the meeting by or at the direction of the board of directors or by a stockholder who has given timely written notice containing specified information to the Secretary of the stockholder's intention to bring the business before the meeting.

        In general, pursuant to the advance notice provisions of our by-laws, we must receive written notice of stockholder nominations to be made or business to be brought at an annual meeting not less than 120 days prior to the first anniversary of the date of the previous year's annual meeting, in order for the notice to be timely. The notice must contain information concerning the person or persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

        The purposes of requiring stockholders to give us advance notice of nominations and other business include the following:

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  to afford the board of directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business;

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  to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about such qualifications or business; and

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  to provide a more orderly procedure for conducting meetings of stockholders.

        Our by-laws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals for action. However, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. Our by-laws may also discourage or deter a third party from soliciting proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our stockholders.

        Proxy Access.    Our by-laws also permit a stockholder, or group of up to 20 stockholders, owning at least three percent of our outstanding common stock (excluding Class B common stock) continuously for at least three years, to nominate and include in our proxy materials for our annual meeting of stockholders director nominees constituting up to the greater of two nominees or 20% of the number of directors on our board of directors which, at such time, the common stockholders are entitled to elect. The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our by-laws.

        In general, we must receive written notice of a nomination pursuant to the proxy access provisions of our by-laws no earlier than 150 days and no later than 120 days prior to the first anniversary of the date that we first mailed our proxy statement for the previous year's annual meeting of stockholders, in order for the notice to be timely. The notice must contain certain information specified in our by-laws.

        Director Action.    Our charter and by-laws and the Delaware General Corporation Law generally require that a majority of a quorum is necessary to approve any matter to come before the board of directors. Certain matters, including sales of property, transactions with members of the Simon family and related persons and certain affiliates and certain other matters, will also require approval of a majority of the independent directors on the board of directors.

        Director Liability Limitation and Indemnification.    Our charter provides that no director will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. This will not, however, eliminate or limit the liability of a director for the following:

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  any breach of the director's duty of loyalty to us and our stockholders;

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  acts or omissions not in good faith or which involve intentional misconduct or knowing violations of the law;

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  any transaction from which the director derived an improper personal benefit; or

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  any matter in respect of which the director would be liable under Section 174 of the Delaware General Corporation Law.

        These provisions may discourage stockholders' actions against directors. Directors' personal liability for violating the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director.

        Our charter provides that we shall indemnify to the fullest extent permitted under and in accordance with Delaware law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she

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  is or was our director or officer, or

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  is or was serving at our request as a director, officer or trustee of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise.

        With respect to such persons, we shall indemnify against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the following standards are met:

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  the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, and,

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  with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        The Delaware General Corporation Law provides that indemnification is mandatory where a director or officer has been successful on the merits or otherwise in the defense of any proceeding covered by the indemnification statute.

        The Delaware General Corporation Law generally permits indemnification for expenses incurred in the defense or settlement of third-party actions or action by or in right of the corporation, and for judgments in third-party actions, provided the following determination is made:

  •
  the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and

  •
  in a criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

        The determination must be made by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable.

        Under Delaware law, the indemnification provided by statute shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

        The right of indemnification, including the right to receive payment in advance of expenses, conferred by our charter is not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled.

 RESTRICTIONS ON OWNERSHIP AND TRANSFER

        Our charter contains certain restrictions on the number of shares of capital stock that individual stockholders may own. Certain requirements must be met for us to maintain our status as a REIT, including the following:

  •
  not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, to include certain entities, during the last half of a taxable year other than the first year, and our capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

        In part because we currently believe it is essential for us to maintain our status as a REIT, the provisions of our charter with respect to Excess Stock contain restrictions on the acquisition of our capital stock intended to ensure compliance with these requirements.

        Our charter provides that, subject to certain specified exceptions, no stockholder may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than the ownership limit. The ownership limit is equal to 8%, or 18% in the case of members of the Simon family and related persons, of any class of capital stock. The board of directors may exempt a person from the ownership limit if the board of directors receives a ruling from the Internal Revenue Service or an opinion of tax counsel that such ownership will not jeopardize our status as a REIT.

        Anyone acquiring shares in excess of the ownership limit will lose control over the power to dispose of the shares, will not receive dividends declared and will not be able to vote the shares. In the event of a purported transfer or other event that would, if effective, result in the ownership of shares of stock in violation of the ownership limit, the transfer or other event will be deemed void with respect to that number of shares that would be owned by the transferee in excess of the ownership limit. The intended transferee of the excess shares will acquire no rights in those shares of stock. Those shares of stock will automatically be converted into shares of Excess Stock according to rules set forth in the charter.

        Upon a purported transfer or other event that results in Excess Stock, the Excess Stock will be deemed to have been transferred to a trustee to be held in trust for the exclusive benefit of a qualifying charitable organization designated by us. The Excess Stock will be issued and outstanding stock, and it will be entitled to dividends equal to any dividends which are declared and paid on the stock from which it was converted. Any dividend or distribution paid prior to our discovery that stock has been converted into Excess Stock is to be repaid upon demand. The recipient of the dividend will be personally liable to the trust. Any dividend or distribution declared but unpaid will be rescinded as void with respect to the shares of stock and will automatically be deemed to have been declared and paid with respect to the shares of Excess Stock into which the shares were converted. The Excess Stock will also be entitled to the voting rights as are ascribed to the stock from which it was converted. Any voting rights exercised prior to our discovery that shares of stock were converted to Excess Stock will be rescinded and recast as determined by the trustee.

        While Excess Stock is held in trust, an interest in that trust may be transferred by the purported transferee, or other purported holder with respect to the Excess Stock, only to a person whose ownership of the shares of stock would not violate the ownership limit. Upon such transfer, the Excess Stock will be automatically exchanged for the same number of shares of stock of the same type and class as the shares of stock for which the Excess Stock was originally exchanged.

        Our charter contains provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Stock may not receive in return for such a transfer an amount that reflects any appreciation in the shares of stock for which the Excess Stock was exchanged during the period that the Excess Stock was outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid over to the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Stock may be deemed, at our option, to have acted as an agent on behalf of the trust in acquiring or holding the Excess Stock and to hold the Excess Stock on behalf of the trust.

        Our charter further provides that we may purchase, for a period of 90 days during the time the Excess Stock is held by the trustee in trust, all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of the following:

  •
  the price paid for the stock by the purported transferee, or if no notice of such purchase price is given, at a price to be determined by the board of directors, in its sole discretion, but no lower than the lowest market price of such stock at any time prior to the date we exercise our purchase option, and

  •
  the closing market price for the stock on the date we exercise our option to purchase.

        The 90-day period begins on the date of the violative transfer or other event if the original transferee-stockholder gives notice to us of the transfer or, if no notice is given, the date the board of directors determines that a violative transfer or other event has occurred.

        Our charter further provides that in the event of a purported issuance or transfer that would, if effective, result in us being beneficially owned by fewer than 100 persons, such issuance or transfer would be deemed null and void, and the intended transferee would acquire no rights to the stock.

        All certificates representing shares of any class of our stock bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution rules of the Internal Revenue Code, more than 5%, or such other percentage as may be required by the Internal Revenue Code or regulations promulgated thereunder, of the outstanding stock must file an affidavit with us containing the information specified in the charter before January 30 of each year. In addition, each stockholder shall, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as the board of directors deems necessary to comply with the provisions of the charter or the Internal Revenue Code applicable to a REIT.

        The Excess Stock provision will not be removed automatically even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of us without the approval of our board of directors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences of an investment in the securities of Simon Property Group, Inc. For purposes of this section, references to "Simon Property Group, Inc.," "we," "our" and "us" mean only Simon Property Group, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or Treasury Regulations, rulings and other administrative pronouncements issued by the Internal Revenue Service, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought and will not seek an advance ruling from the Internal Revenue Service regarding any matter discussed in this prospectus and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below. This summary is also based upon the assumption that we will operate Simon Property Group, Inc. and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or operating agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

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  financial institutions;

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  insurance companies;

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  subchapter S corporations;

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  U.S. expatriates;

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  broker-dealers;

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  persons who mark-to-market our securities;

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  regulated investment companies;

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  real estate investment trusts;

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  partnerships and trusts;

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  persons who hold our securities on behalf of other persons as nominees;

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  persons who receive our securities through the exercise of employee stock options or otherwise as compensation;

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  persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

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  persons holding a 10% or more (by vote or value) beneficial interest in Simon Property Group, Inc.;

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  persons holding our securities as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

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  security holders subject to special tax accounting rules as a result of their use of financial statements (within the meaning of Section 451(b)(3) of the Internal Revenue Code); and

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  except to the extent discussed below, tax-exempt organizations and foreign investors.

        This summary assumes that investors will hold their securities as a capital asset, which generally means property held for investment. In addition, this summary does not address state, local and foreign tax considerations, or taxes other than U.S. federal income taxes (except where specifically noted).

        The U.S. federal income tax treatment of holders of our securities depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular security holder of holding our securities will depend on the security holder's particular tax circumstances.

        You are urged to consult your tax advisors regarding the tax consequences to you of:

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  the purchase, ownership or disposition of our securities, including the U.S. federal, state, local, non-U.S. and other tax consequences;

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  our election to be taxed as a REIT for U.S. federal income tax purposes; and

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  potential changes in applicable tax laws.

Taxation of Our Company

  General

        We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Internal Revenue Code, and we expect to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See "—Failure to Qualify."

        Sidley Austin LLP has acted as our tax counsel and we have received an opinion of Sidley Austin LLP to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our current organization and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers. In addition, this opinion will be based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Sidley Austin LLP. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Sidley Austin LLP has no obligation to update its opinion subsequent to the date of such opinion.

        Provided we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our security holders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the security holder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

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  We will be required to pay tax at the corporate rate on any undistributed REIT taxable income, including undistributed net capital gains.

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  If we have (1) net income from the sale or other disposition of "foreclosure property" held primarily for sale to customers in the ordinary course of business, or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

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  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

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  If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

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  If we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

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  If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

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  We will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

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  If we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our initial tax basis in the asset is less than the fair market value of the asset on the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. See "—Built-In Gains Tax."

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  Our subsidiaries that are C corporations, including our "taxable REIT subsidiaries," or TRSs, generally will be required to pay U.S. federal corporate income tax on their earnings.

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  We will be required to pay a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." See "—Income Tests—Penalty Tax." In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a TRS of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations.

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  We may elect to retain and pay income tax on our net capital gain. In that case, a security holder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the security holder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the security holder in our securities.

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  We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of our security holders, as described below under "—Requirements for Qualification as a REIT."

  Requirements for Qualification as a REIT

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

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  that is managed by one or more trustees or directors;

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  that issues transferable shares or transferable certificates to evidence its beneficial ownership;

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  that would be taxable as a domestic corporation, but for the special provisions under the Internal Revenue Code and Treasury Regulations applicable to REITs;

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  that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

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  that is beneficially owned by 100 or more persons;

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  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year;

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  that makes an election to be taxed as a REIT, or has made such an election for a previous taxable year which has not been revoked or terminated; and

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  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that the first through fourth conditions above, inclusive, must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, the term "individual" includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

        We believe that we have been organized, have operated and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy the conditions listed above, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our stock which are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points above. A description of the share ownership and transfer restrictions relating to our securities is contained in the discussion in this prospectus under the heading "Restrictions on Ownership and Transfer." These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in the fifth and sixth bullet points listed above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our stock and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth bullet point above, we will be treated as having met this requirement. See "—Failure to Qualify."

        In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

  Ownership of Interests in Partnerships and Qualified REIT Subsidiaries

        In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of the Operating Partnership, including the Operating Partnership's share of these items of any partnership in which it owns an interest, would be treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships is set forth below in "—Tax Aspects of the Operating Partnership and Joint Ventures."

        We have direct control of the Operating Partnership and will continue to operate the Operating Partnership in a manner consistent with the requirements for our qualification as a REIT. However, the Operating Partnership has non-managing ownership interests in certain joint ventures. If a joint venture takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, the Operating Partnership may be forced to dispose of its interest in such joint venture. In addition, it is possible that a joint venture could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in a time frame which would allow the Operating Partnership to dispose of its interest in the joint venture or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

        Our subsidiaries that have elected to be taxed as REITs ("Subsidiary REITs") own 100% of the stock of several subsidiaries that are qualified REIT subsidiaries and may acquire stock of one or more new subsidiaries. A corporation will qualify as a qualified REIT subsidiary if a REIT owns 100% of the corporation's outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Internal Revenue Code, including all REIT qualification tests. Thus, in applying the

U.S. federal tax requirements described herein, any qualified REIT subsidiaries owned by a Subsidiary REIT are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the Subsidiary REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, and the Subsidiary REIT's ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under "—Asset Tests."

  Ownership of Interests in TRSs

        The Operating Partnership directly and indirectly owns equity of several entities which are treated as TRSs. A TRS is a corporation, other than a REIT, in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and healthcare facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A TRS is subject to U.S. federal income tax as a regular C corporation. In addition, a TRS may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the TRS's debt to equity ratio and interest expense are not satisfied. A REIT's ownership of securities of a TRS is not subject to the 5% or 10% asset test described below. See "—Asset Tests." The aggregate value of all securities of any TRS held by us may not exceed 20% of the value of our total assets.

  Affiliated REITs

        The Operating Partnership indirectly owns more than 10% of the outstanding equity of several entities which have elected to be taxed as C corporations and have elected, or will elect, to be taxed as REITs. Each of these subsidiaries must meet the REIT qualification tests discussed above. Each of them may be subject to tax on certain of its income, as discussed above. See "—Taxation of Our Company—General." The failure of any or all of them to qualify as a REIT could cause us to fail to qualify as a REIT because we would own (through the Operating Partnership) more than 10% of the voting securities and value of an issuer that was not a REIT, a qualified REIT subsidiary or a TRS unless certain mitigation provisions applied. We believe that each of these subsidiaries has been organized and operated in a manner that will permit us to qualify as a REIT.

  Income Tests

        We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property, including "rents from real property," interest on obligations adequately secured by mortgages on real property, dividends from other REITs (but not TRSs) and certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or any combination of the foregoing. For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Rents we receive, including our share of any rents received by the Operating Partnership, from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

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  The amount of rent is not based in whole or in part on the income or profits of any person. However, as described above, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales;

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  Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive, including our share of any rents received by the Operating Partnership, from such a tenant that is a TRS of ours, however, will not be excluded from the definition of "rents from real property" as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a "controlled TRS" is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled TRS" is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

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  Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property." To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a TRS; and

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  We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception (for purposes of such exception, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services) and except as provided below. We are permitted, however, to perform directly certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary or non-customary services to our tenants, or a TRS (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants, without causing the rent we receive from those tenants to fail to qualify as "rents from real property." Any amounts we receive from a TRS with respect to the TRS's provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

        We generally do not and will not, and as the general partner of the Operating Partnership, will not permit the Operating Partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT.

        Although the Operating Partnership and other of our affiliates will perform all development, construction and leasing services for, and will operate and manage, wholly-owned properties directly without using an "independent contractor," we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any non-customary services are provided, such services shall generally, but not necessarily in all cases, be performed by a TRS. In any event, we intend that the amounts we receive for non-customary services that may constitute "impermissible tenant service income" from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

        From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury Regulations, any income from:

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  a hedging transaction we enter into

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  (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which we clearly identify as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or

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  (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests, and

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  new hedging transactions we enter into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of, each of which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test.

        To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        We have made investments in certain entities located outside the United States and, from time to time, we may acquire additional properties outside the United States, through a TRS or otherwise. These acquisitions could cause us to incur foreign currency gains or losses. Any foreign currency gains to the extent attributable to specified items of qualifying income or gain, or specified qualifying assets generally will not constitute gross income for purposes of the 75% and 95% gross income tests and will be exempt from these tests.

        To the extent our TRSs make distributions, we generally will derive our allocable share of such distributions through our interest in the Operating Partnership. Such distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

        We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. We generally may make use of the relief provisions if:

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  following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

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  our failure to meet these tests was due to reasonable cause and not due to willful neglect.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "—Taxation of Our Company—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

  Prohibited Transaction Income

        Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by the Operating Partnership, either directly or through its subsidiary partnerships, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the general partner of the Operating Partnership, we intend to cause the Operating Partnership to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring and owning its properties and to make occasional sales of the properties as are consistent with our investment objective. However, the Internal Revenue Service may successfully contend that some or all of the sales made by the Operating Partnership or its subsidiary partnerships are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

  Penalty Tax

        Any redetermined rents, redetermined deductions or excess interest we generate, including through the Operating Partnership, will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents we receive, including our share of any rents received by the Operating Partnership, will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Internal Revenue Code.

        A TRS of ours may provide services to certain of our tenants and pay rent to us. We intend to set any fees paid to a TRS for such services, and any rent payable to us by a TRS, at arm's length rates, although the amounts paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the Internal Revenue Service has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the Internal Revenue Service successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm's length fee for tenant services over the amount actually paid, or on the excess rents paid to us.

  Asset Tests

        At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets:

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  At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds, certain kinds of mortgage-backed securities and mortgage loans as well as personal property to the extent that rents attributable to such personal property are treated as rents from real property for purposes of the gross income tests described above (i.e., such rent for personal property does not exceed 15% of the total rent for personal and real property). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

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  The aggregate value of all securities of any TRSs held by us may not exceed 20% of the value of our total assets.

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  No more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments are not otherwise secured by real property, or nonqualified publicly offered REIT debt.

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  Of the investments included in the 25% asset class, and except for investments in other REITs, qualified REIT subsidiaries and TRSs, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the "straight debt" safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Internal Revenue Code.

        The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership). For example, our indirect ownership, through the Operating Partnership, of securities of each issuer will increase as a result of our capital contributions to the Operating Partnership or as limited partners exercise any redemption/exchange rights. Accordingly, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and will continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

        Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets:

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  does not exceed the lesser of:

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  1% of the total value of our assets at the end of the applicable quarter or

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  $10,000,000, and

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  we dispose of the nonqualifying assets or otherwise satisfy such tests within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including:

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  the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered

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  paying a tax equal to the greater of:

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  $50,000 or

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  the corporate tax rate multiplied by the net income generated by the nonqualifying assets, and

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  disclosing certain information to the Internal Revenue Service.

        Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a TRS). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

  Annual Distribution Requirements

        To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our security holders in an amount at least equal to the sum of:

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  90% of our "REIT taxable income"; and

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  90% of our after-tax net income, if any, from foreclosure property; minus

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  the excess of the sum of certain items of non-cash income over a specified percentage of our income.

        For these purposes, our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

        In addition, if we acquired any asset from a corporation that was or had been a C corporation in a transaction in which our initial tax basis in that asset was less than the fair market value of that asset on the acquisition date, and we dispose of that asset within the five-year period following such acquisition, our REIT taxable income will be reduced by any taxes that we are required to pay on any gain we recognize from the disposition. See "—Built-In Gains Tax."

        We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our security holders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at the corporate tax rate. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our security holders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our security holders would then increase their adjusted basis in our securities by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares. We believe we have made and will continue to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of the Operating Partnership will authorize us, as the general partner of the Operating Partnership, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

        We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we should generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving our cash.

        Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to our security holders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction claimed for deficiency dividends.

        Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

        For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to security holders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our security holders on December 31 of the year in which they are declared.

  Like-Kind Exchanges

        We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

  Failure to Qualify

        If we discover a violation of a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at the corporate rate. Distributions to security holders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our security holders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our security holders. In addition, if we fail to qualify as a REIT, all distributions to security holders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate security holders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

  Tax Aspects of the Operating Partnership and Joint Ventures

  General

        Substantially all of our investments will be held directly or indirectly through the Operating Partnership. We will be the general partner of the Operating Partnership. The Operating Partnership will be treated as a partnership for U.S. federal income tax purposes and we will be treated as owning our proportionate share of the items of income, gain, loss, deduction and credit of the Operating Partnership for such purposes. In addition, the Operating Partnership has non-managing ownership interests in certain joint ventures. In general, partnerships are "pass-through" entities which are not required to pay U.S. federal income tax. Rather, partners are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership. We include in our income our share of these partnership items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by the Operating Partnership. See "—Taxation of Our Company."

  Entity Classification

        Our interests in partnerships, including joint ventures, involve special tax considerations, including the possibility that the Internal Revenue Service might challenge the status of these entities as partnerships. For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership" and certain other requirements are met. A partnership would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that the Operating Partnership will be treated as a publicly traded partnership that is taxable as a corporation. However, if the Operating Partnership were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See "—Taxation of Our Company—Asset Tests" and "—Income Tests." This, in turn, could prevent us from qualifying as a REIT. See "—Failure to Qualify" for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of the Operating Partnership might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. The Operating Partnership and each of its subsidiary partnerships have claimed classification as a partnership, and, as a result, we believe such partnerships will be classified as partnerships for U.S. federal income tax purposes.

        The Treasury Regulations also provide that certain specified foreign entities are taxed as corporations. Foreign entities with two or more members are taxed as partnerships if (a) at least one of the members has unlimited liability for the liabilities of the entity or (b) the entity elects to be taxed as a partnership. Each foreign entity having two or more members in which we are treated as an owner (either directly or indirectly) for tax purposes has elected to be taxed as a partnership or as a TRS. Certain foreign entities with only one member are also taxed as corporations unless the entity elects to have its existence as separate from its member disregarded for tax purposes. Each such single member entity has elected either to be treated as a disregarded entity or to be taxed as a TRS.

  Allocations of Income, Gain, Loss and Deduction

        A partnership agreement will generally determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

  Tax Allocations With Respect to the Properties

        Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

        The Operating Partnership may, from time to time, acquire interests in property in exchange for interests in the Operating Partnership. In that case, the tax basis of these property interests will generally carry over to the Operating Partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Internal Revenue Code. Treasury Regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of the Operating Partnership:

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  could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution; and

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  could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in the Operating Partnership.

        An allocation described in the second bullet point above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See "—General—Requirements for Qualification as a REIT" and "—Annual Distribution Requirements."

        Any property acquired by the Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code generally will not apply.

  Partnership Audit Rules

        New rules applicable to U.S. federal income tax audits of partnerships apply to the Operating Partnership and any entity in which we directly or indirectly invest that is treated as a partnership for U.S. federal income tax consequences. Any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner's distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level, regardless of changes in composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. The rules could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Although proposed regulations have been issued and address some aspects of these rules, questions remain as to how they will apply. However, these rules could increase the U.S. federal income tax, interest, and/or penalties economically borne by us in the event of a U.S. federal income tax audit of a subsidiary partnership in comparison to prior law. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our securities.

  Built-In Gains Tax

        From time to time, we may acquire C corporations in transactions in which the basis of the corporations' assets in our hands is determined by reference to the basis of the assets in the hands of the acquired corporations, or carry-over basis transactions. In the case of assets we acquire from a C corporation in a carry-over basis transaction, if we dispose of any such asset in a taxable transaction (including by deed in lieu of foreclosure) during the five-year period beginning on the date of the carry-over basis transaction, then we will be required to pay tax at the corporate tax rate on the gain recognized to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date of the carry-over basis transaction. The foregoing result with respect to the recognition of gain assumes that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Any taxes we pay as a result of such gain would reduce the amount available for distribution to our security holders.

  U.S. Federal Income Tax Considerations for Our Security Holders

        The following summary describes the principal U.S. federal income tax consequences to you of purchasing, owning and disposing of our securities. This summary assumes you hold our securities as "capital assets" (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the U.S. federal income tax law, except where specifically noted.

        If you are considering purchasing our securities, you should consult your tax advisors concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our securities arising under the laws of any state, local or non-U.S. taxing jurisdiction.

        When we use the term "U.S. security holder," we mean a holder of our securities who, for U.S. federal income tax purposes, is:

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  an individual who is a citizen or resident of the United States;

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  a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        If you hold our securities and are not a U.S. security holder, you are a "non-U.S. security holder."

        If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds our securities, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our securities are encouraged to consult their tax advisors.

Taxation of Taxable U.S. Security Holders

  Distributions Generally

        Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. security holders as ordinary income when actually or constructively received. See "—Tax Rates" below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. security holders that are corporations or, except to the extent provided in "—Tax Rates" below, the preferential rates on qualified dividend income applicable to non-corporate U.S. security holders, including individuals. For taxable years beginning before January 1, 2026, dividends that we distribute to security holders other than corporations that are not designated as capital gain dividends or otherwise treated as qualified dividends are eligible for a deduction equal to 20% of the amount of such dividends.

        To the extent that we make distributions on our securities in excess of our current and accumulated earnings and profits allocable to such securities, these distributions will be treated first as a tax-free return of capital to a U.S. security holder. This treatment will reduce the U.S. security holder's adjusted tax basis in such securities by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. security holder's adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a security holder of record on a specified date in any of these months will be treated as both paid by us and received by the security holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. security holders may not include in their own income tax returns any of our net operating losses or capital losses.

  Capital Gain Dividends

        Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. security holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and does not exceed the total amount of dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year, without regard to the period for which a U.S. security holder has held its stock. U.S. security holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to our security holders in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to our security holders for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year.

  Retention of Net Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. security holder generally would:

  •
  include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

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  be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. security holder's income as long-term capital gain;

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  receive a credit or refund for the amount of tax deemed paid by it;

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  increase the adjusted tax basis of its securities by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

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  in the case of a U.S. security holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the Internal Revenue Service.

  Passive Activity Losses and Investment Interest Limitations

        Distributions we make and gain arising from the sale or exchange by a U.S. security holder of our securities will not be treated as passive activity income. As a result, U.S. security holders generally will not be able to apply any "passive losses" against this income or gain. A U.S. security holder may elect to treat capital gain dividends, capital gains from the disposition of our securities and income designated as qualified dividend income, described in "—Tax Rates" below, as investment income for purposes of computing the investment interest limitation, but in such case, the security holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

  Dispositions of Our Securities

        If a U.S. security holder sells or disposes of our securities, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. security holder's adjusted tax basis in the securities. This gain or loss, except as provided below, will be a long-term capital gain or loss if the U.S. security holder has held such securities for more than one year. However, if a U.S. security holder recognizes a loss upon the sale or other disposition of securities that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. security holder received distributions from us which were required to be treated as long-term capital gains.

  Tax Rates

        The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain "capital gain dividends," is currently 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) "qualified dividend income" is currently 20%. However, dividends payable by REITs are generally not eligible for the 20% tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT's dividends are attributable to dividends received from taxable corporations (such as its TRSs) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as "capital gain dividends." In addition, U.S. security holders that are corporations may be required to treat up to 20%

of some capital gain dividends as ordinary income. As described above, for taxable years beginning before January 1, 2026, dividends that we distribute to non-corporate security holders that are not designated as capital gain dividends or otherwise treated as qualified dividends are eligible for a deduction equal to 20% of the amount of such dividends.

  Medicare Tax on Investment Income

        Certain U.S. security holders that are individuals, estates, or trusts will be required to pay a 3.8% tax on "net investment income," which includes, among other things, dividends on and gains from the sale or other disposition of shares. U.S. security holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our securities.

  Information Reporting and Backup Withholding

        We are required to report to our U.S. security holders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a security holder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. security holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the security holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. In addition, we may be required to withhold a portion of capital gain distributions to any security holders who fail to certify their non-foreign status. See "—Taxation of Non-U.S. Security Holders."

  Taxation of Tax-Exempt Security Holders

        Dividend income from us and gain arising upon a sale of our securities generally should not be unrelated business taxable income, or UBTI, to a tax-exempt security holder, except as described below. This income or gain will be UBTI, however, if a tax-exempt security holder holds its securities as "debt-financed property" within the meaning of the Internal Revenue Code or if the securities are used in a trade or business of the tax-exempt security holder. Generally, "debt-financed property" is property the acquisition or holding of which was financed through a borrowing by the tax-exempt security holder. Tax-exempt security holders must compute any UBTI for each separate trade or business activity, rather than in the aggregate.

        For tax-exempt security holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Internal Revenue Code, respectively, income from an investment in our securities will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our securities. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. We will not be a pension-held REIT unless (1) either (a) one pension trust owns more than 25% of the value of our stock, or (b) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Tax-exempt U.S. security holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our securities.

  Taxation of Non-U.S. Security Holders

        The following discussion addresses the rules governing U.S. federal income taxation of the purchase, ownership and disposition of our securities by you as a non-U.S. security holder. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to you as a non-U.S. security holder in light of its particular circumstances. We therefore urge you to consult your tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income tax laws on the purchase, ownership and disposition of our securities, including any tax return filing and other reporting requirements.

        If you are a non-U.S. security holder, this discussion further assumes that:

  •
  you will not have held more than 10% of our securities (taking into account applicable constructive ownership rules) at any time during the five-year period ending on the date on which you dispose of our securities or receive distributions from us;

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  our securities are and will continue to be "regularly traded" on an established securities market located in the United States within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, although there can be no assurance that this will continue to be the case; and

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  that you are not a "qualified shareholder", as defined in Section 897(k)(3)(A) of the Internal Revenue Code, which describes certain partnerships and other collective investment vehicles that satisfy various recordkeeping, administrative and other requirements.

        If you are a non-U.S. holder as to which any of these assumptions is not accurate, and in particular if you are a "qualified shareholder" within the meaning of FIRPTA, you should consult your own tax advisor concerning the tax consequence to you of sales of our securities and the receipt of dividends and other distributions from us.

        If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our securities.

  Distributions Generally

        Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of U.S. real property interests, or USRPIs, nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. security holder of a U.S. trade or business (through a U.S. permanent establishment, where applicable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business (through a U.S. permanent establishment, where applicable) will generally not be subject to withholding but will be subject to U.S. federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. security holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. security holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

        Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to you as a non-U.S. security holder unless:

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  a lower treaty rate applies and the non-U.S. security holder files with us an Internal Revenue Service Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate; or

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  the non-U.S. security holder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. security holder's trade or business.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to you as a non-U.S. security holder to the extent that such distributions do not exceed the adjusted tax basis of the security holder's securities, but rather will reduce the adjusted tax basis of such securities. To the extent that such distributions exceed the non-U.S. security holder's adjusted tax basis in such securities, they will give rise to gain from the sale or exchange of such securities, the tax treatment of which is described below. For withholding purposes, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

  Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests

        Distributions to you as a non-U.S. security holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

  •
  the investment in our securities is treated as effectively connected with the non-U.S. security holder's U.S. trade or business, in which case the non-U.S. security holder will be subject to the same treatment as U.S. security holders with respect to such gain, except that a non-U.S. security holder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

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  you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        Distributions attributable to gain from the disposition of a USRPI and designated by us as a capital gain dividend will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. See "Taxation of Non-U.S. Security Holders—Distributions Generally."

  Retention of Net Capital Gains

        Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of the securities held by security holders generally should be treated with respect to non-U.S. security holders in the same manner as actual distributions of capital gain dividends. Under this approach, the non-U.S. security holders would be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax that we paid on such retained net capital gains and to receive from the Internal Revenue Service a refund to the extent their proportionate share of such tax that we paid exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. security holders should consult their tax advisors regarding the taxation of such retained net capital gain.

  Dispositions of Our Securities

        Subject to the previously noted assumptions, if you are a non-U.S. security holder, you generally will not be subject to U.S. federal income tax on the gain realized upon a sale of our securities unless:

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  such securities are treated as being effectively connected with your U.S. trade or business (and, if a bilateral tax treaty applies, is attributable to a U.S. permanent establishment maintained by you); or

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  you are a nonresident alien individual who is present in the United States for 183 days or more during the calendar year and certain other conditions are met.

  Information Reporting and Backup Withholding

        Generally, we must report annually to the Internal Revenue Service the amount of dividends paid to a non-U.S. security holder, such security holder's name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. security holder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the non-U.S. security holder's country of residence.

        Payments of dividends or of proceeds from the disposition of securities made to a non-U.S. security holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an Internal Revenue Service Form W-8BEN or another appropriate version of Internal Revenue Service Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. security holder is a U.S. person.

        Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the Internal Revenue Service.

  Foreign Account Tax Compliance Act, or FATCA

        Withholding taxes may be imposed (at a 30% rate) on certain U.S. source payments made to "foreign financial institutions" and certain other non-U.S. entities and disposition proceeds of U.S. securities realized after December 31, 2018. Under these withholding rules, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. security holders who own our securities through foreign accounts or foreign intermediaries and to certain non-U.S. security holders. The withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our securities paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or certifies that it is exempt from such obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution that is not otherwise exempt, it must either enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or, in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement these rules, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective security holders should consult their tax advisors regarding FATCA.

Other Tax Consequences

        State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and an investment in our securities.

Legislative or Other Actions Affecting REITs

        Recently enacted U.S. federal tax legislation known as the Tax Cuts and Jobs Act makes wholesale changes to the Internal Revenue Code. The effect of the many changes made in this legislation is highly uncertain, both in terms of direct effect on the taxation of an investments in our securities and their indirect effect on our business generally. It appears as of the date of this prospectus that the principal direct tax effect of the legislation on security holders of Simon Property Group, Inc. is to allow the deduction of an amount equal to 20% of any dividends received by any such shareholders who are taxpayers other than corporations. The complicated statutes, regulations, rulings and other administrative positions relating to the qualification of REITs and the taxation of them and their security holders are subject to revision at any time. That is particularly the case following the enactment of statutory amendments as extensive as those made by the Tax Cuts and Jobs Act. It is likely that there will be technical corrections legislation with respect to the Tax Cuts and Jobs Act, the effect of which cannot be predicted and may be adverse. In addition, many of the amendments will require guidance through the issuance of Treasury Regulations in order to assess their effect. There may be substantial delay before such regulations are promulgated, increasing the uncertainty as to the ultimate effect of the statutory amendments on our securities.

        There may also be future changes in U.S. federal tax laws, regulations, rules, and judicial and administrative interpretations applicable to us and our business, the effect of which cannot be predicted. Prospective investors are urged to consult with their tax advisors regarding the possible effect of the Tax Cuts and Jobs Act on us, our business, and our security holders.

LEGAL MATTERS

        Unless otherwise specified in a prospectus supplement, the validity of the securities offered hereby and certain U.S. federal income tax matters will be passed upon for us by Sidley Austin LLP, New York, New York, and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of Simon Property Group, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Simon Property Group, Inc.'s internal control over financial reporting as of December 31, 2017, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION
POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        Pursuant to our charter and by-laws, we will indemnify any of our officers or directors who is made or threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was an officer or director to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers or persons controlling pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 FORWARD-LOOKING STATEMENTS

        This prospectus may contain or incorporate forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to: changes in economic and market conditions that adversely affect the general retail environment; the potential loss of anchor stores or major tenants; the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise; decreases in market rental rates; the intensely competitive market environment in the retail industry; the inability to lease newly developed properties and renew leases and relet space at existing properties on favorable terms; risks related to international activities, including, without limitation, the impact of Brexit; changes to applicable laws or regulations or the interpretation thereof; risks associated with the acquisition, development, redevelopment, expansion, leasing and management of properties; general risks related to real estate investments, including the illiquidity of real estate investments; the impact of our substantial indebtedness on our future operations; any disruption in the financial markets that adversely affects our ability to access capital for growth and satisfy our ongoing debt service requirements; any change in our credit rating; changes in market rates of interest and foreign exchange rates for foreign currencies; changes in the value of our investments in foreign entities; our ability to hedge interest rate and currency risk; our continued ability to maintain our status as a REIT; changes in tax laws or regulations that result in adverse tax consequences; risks relating to our joint venture properties; environmental liabilities; changes in insurance costs, the availability of comprehensive insurance coverage; security breaches that could compromise our information technology or infrastructure; natural disasters; the potential for terrorist activities; and the loss of key management personnel. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus, particularly under the heading "Risk Factors" in our Annual Report on Form 10-K and other periodic reports, that we believe could cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

 INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with them, which means:

  •
  incorporated documents are considered part of the prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

        Our Exchange Act filing number is 001-14469.

        The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information deemed to have been furnished and not filed in accordance with the SEC rules) until we have sold all of the securities to which this prospectus relates or the applicable offering of securities is otherwise terminated:

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  Annual Report on Form 10-K for the year ended December 31, 2017;

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  Current Report on Form 8-K filed on February 13, 2018;

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  Proxy Statement for our 2017 Annual Meeting of Stockholders, filed with the SEC on March 31, 2017;

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  The description of the shares of our common stock contained in the Registration Statement on Form 8-A/A filed on June 4, 2009, including any amendment or report filed for the purpose of updating such description; and

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  The description of our Series J 8.375% Cumulative Redeemable Preferred Stock contained in the Registration Statement on Form 8-A filed on December 2, 2004.

        To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the document), call or write us at the following address: Simon Property Group, 225 West Washington Street, Indianapolis, IN 46204, Attention: Investor Relations (317) 685-7330.

SIMON PROPERTY GROUP, INC.

17,500,000 SHARES

PROSPECTUS SUPPLEMENT

BofA Securities	Citigroup

November     , 2020